Exhibit 10.1

Stoneridge, Inc.▼ 39675 MacKenzie Drive, Suite 400 ▼ Novi, Michigan 48377 Phone 248-489-9300 ▼ Fax 248-489-3970

January 29, 2025
Salvatore Orsini (“Employee”)
6024 Harbor Ct
Washington, MI 48094
Re: Separation Agreement and Release of Claims (“Agreement”)
Dear Sal,
This Agreement confirms the mutual agreement we have reached concerning your separation from employment with Stoneridge, Inc. (the “Company”). Subject to your return of a signed copy of this Agreement to the undersigned no earlier than February 28, 2025, and no later than March 17, 2025, the Company will provide you certain separation payments and benefits as listed below:
1.Separation from Employment. Employee and the Company mutually agree that Employee’s employment with the Company shall end effective February 28, 2025 (the “Separation Date”). Employee’s last day worked will be January 29, 2025, after which time Employee will not report to work but will make himself reasonably available to answer phone calls and otherwise communicate with the Company until the Separation Date. Employee will be paid for all earned but unused vacation days as of the Separation Date. With the exception of vacation pay and LTIP as described in Section 2d below, Employee acknowledges that Employee is not owed any further salary, bonuses, or other compensation from the Company. In connection with separation from employment, Employee resigns from all officer, director, and member positions held with the Company and its subsidiaries, if any, effective as of the Separation Date.
2.Separation Payment and Benefits. If Employee signs this Agreement by March 17, 2025, and the Revocation Period specified in Section 11 below expires without revocation, the Company agrees to provide the pay and benefits specified in this Section 2:
a.Salary Continuation. Company will pay Employee the aggregate amount of Three Hundred Forty-Six Thousand One Hundred Twelve dollars ($346,112.00) representing one year of base salary, subject to statutory payroll deductions, in equal installments for twelve (12) months, according to the Company’s normal payroll cycle.
b.Separation Payment. Company will pay Employee a Separation Payment of Twenty-Six Thousand dollars ($26,000.00), subject to statutory payroll deductions, on the Company’s normal payroll cycle as soon as is practicable after Employee’s Separation Date and the Company has received a signed copy of this Agreement and the revocation period in Section 11, below, has expired with no revocation.
c.Healthcare Coverage. All health insurance benefits which covered Employee and/or Employee’s eligible dependents will be discontinued as of the last day of the calendar month of the Separation Date. Employee and Employee’s eligible dependents are entitled to continue health insurance benefits (including both medical and dental coverage) under which Employee is currently covered, as may be modified by the Company from time to time, under and through the terms of the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee elects COBRA benefits to continue Company-provided health insurance benefits, the Company will directly pay Employee’s COBRA premiums for a period of twelve (12) months following the Separation Date (provided

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Employee remains eligible for COBRA coverage during that time). Employee is responsible for notifying the Company when Employee becomes covered by other coverage. If Employee elects to continue COBRA benefits beyond the twelve (12) months provided, Employee will solely be responsible for COBRA premiums, if any. All terms of coverage will be in accordance with the provisions of COBRA as described in the separate COBRA notification form that will be provided to Employee and Employee’s enrolled dependents. The period during which premiums are paid by the Company shall be part of Employee’s 18-month eligibility period under COBRA (or such longer period for which Employee may be deemed eligible).
d.Annual Incentive Plan (“AIP”). Employee is ineligible to receive an annual incentive payment under the Annual Incentive Plan for plan year 2024 or plan year 2025.
e.Long-Term Incentive Plan (“LTIP”). Employee agrees that Company will treat Employee as an involuntary termination “without cause” under the LTIP and grant agreements. Employee’s outstanding 2023 and 2024 LTIP awards are governed by the terms of the LTIP and Employee’s grant agreements. The Company will continue to prepare and file all Section 16 filings that Employee is required to file, including as a result of the LTIP vesting contemplated by this Agreement. Employee is ineligible to receive a grant after the Separation Date.
Per the Phantom Share Grant Agreement, Employee’s outstanding Phantom Share Grant will be paid in a lump sum payment, subject to statutory payroll deductions, on the Company’s normal payroll cycle as soon as is practicable after Employee’s Separation Date.
f.Basic Life Insurance. Employee shall be eligible for continuing life insurance benefits. Company will pay any required benefit contributions on behalf of Employee for twelve (12) months following the Separation Date, provided, however, that such required premium contributions will not be paid by Company for six (6) months following the Separation Date, at which time all required premium contributions during such six-month period shall be reimbursed to Employee in a single lump sum payment on the day which is six months and one day following the Separation Date. Employee shall be responsible for paying any required life insurance continuation benefit contributions during the six-month period immediately following the Separation Date. Failure to pay such required benefit contributions during such period shall result in forfeiture of the applicable benefits.
3.Release of Claims.
a.In exchange for entering this Agreement and for the benefits provided herein, Employee and Employee’s heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Company Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Employee now has, has had, or may hereafter have against any of the Company Released Parties from the beginning of Employee’s employment with Company to the date of this release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) Employee’s employment with Company, (ii) Employee’s service as an

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officer or key employee, as the case may be, of Company, (iii) any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by Employee to Company, or (v) Employee’s termination of employment with Company under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 and 4113 of the Ohio Revised Code, the statutory and common laws of Michigan and any and all jurisdictions in which the Company or its affiliates maintain a place of business, and all other foreign, federal, state and local laws governing employers and employees, all as amended.
b.Notwithstanding Employee’s release of claims in this Section 3, non-solicitation obligations in Section 4, non-disparagement obligations in Section 5, and confidentiality obligations in Section 8 of this Agreement: (i) Employee retains the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (EEOC) or a state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with the EEOC or a state or local civil rights agency; however, Employee waives all rights to recover or share in any damages or monetary payment awarded under any EEOC charge or action or any state or local agency complaint or action; and (ii) Employee retains the right to file a charge or Complaint or otherwise communicate with the Securities and Exchange Commission (SEC) or participate in any investigation or proceeding conducted by the SEC, and the release does not limit Employee’s right to receive an award for information provided to the SEC.
c.Employee acknowledges that this Agreement was reached through mutual negotiation, and that Employee is executing this Agreement voluntarily, under no duress caused by the Company. Employee agrees that this Agreement releases any and all claims arising under the Age Discrimination in Employment Act (“ADEA”) and that a portion of the consideration in Section 2 is being paid for the express purpose of releasing rights under the ADEA. By signing this Agreement, Employee is not waiving the right to any ADEA claims that arise after the signing of this Agreement.
4.Non-Solicitation. Employee acknowledges that for twelve (12) months from the Separation Date, without prior written consent of the Company, on Employee’s behalf or on behalf of any person or entity, directly or indirectly, Employee will not hire or solicit the employment of any employee who has been employed by the Company or its subsidiaries or affiliates at any time during the six (6) months immediately preceding such date of hiring or solicitation.
5.Non-Disparagement. Employee agrees that Employee will not, directly or indirectly or through an agent, make or cause to be made any oral or written statements that are of a derogatory, defamatory, or otherwise negative or critical nature concerning the Company or its employees, officers, directors, or products, to any other persons or entities, including but not limited to statements regarding its leadership, business practices, and Employee’s treatment by the Company. Employee will be responsible for any breach of this section caused by Employee or by Employee’s agents. However, nothing in this Agreement shall prohibit Employee from providing truthful testimony pursuant to a subpoena or court order or initiating communications directly with, or responding to any inquiry

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from, or providing testimony before any U.S. or foreign federal, state, or local regulatory or other governmental authority.
6.Return of Property. Employee has, or will return to the Company or destroy (in the case of any duplicate records) within a reasonable time after the Separation Date, (i) all property of the Company in Employee’s possession or under Employee’s control, including, but not limited to, any Company credit cards, keys, badges, computers, phones, equipment and supplies, and (ii) all originals and copies of writings and records (including records stored in electronic form) relating to the Company’s business (without retaining any copies).
7.Confidentiality of Agreement. Unless and until this Agreement enters the public domain through no fault of Employee, Employee agrees to keep the terms of this Agreement confidential and not to disclose, discuss, release, or publicize such terms in any way to any persons or entities, including but not limited to, other current or former employees of the Company provided, however, Employee may disclose the terms of this Agreement to Employee’s attorneys and/or accountant(s) as may be required in carrying out their respective duties, to Employee’s immediate family, or as otherwise required by law. The provisions of this Section do not in any way prohibit Employee from providing truthful information to any governmental agency or official.
8.Company Confidential Information.
a.Employee acknowledges and agrees that in the performance of Employee’s duties as an employee of the Company, Employee was brought into contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, “Confidential Information”) and the disclosure of which would be harmful of the interests of the Company or its subsidiaries or affiliates. Confidential Information shall include, without limitation, the following information to the extent it has not been disclosed publicly: (i) customer, distributor and supplier information, (ii) product and systems specifications, schematics, designs, concepts for new or improved products and costs, (iii) future corporate planning data, (iv) marketing strategies, (v) the Company’s financial results and business condition, and (vi) any other information which constitutes a “trade secret” under federal or state law. Such Confidential Information is more fully described in Subsection (b) of this Section 8. Employee acknowledges that the Confidential Information of the Company gained by Employee during Employee’s association with the Company was developed by and/or for the Company through a substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.
b.Employee will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitations as to when or how Employee may have acquired such Confidential Information. Employee specifically acknowledges that Confidential Information includes any and all non-public information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Employee and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret

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information, that such information is and will remain the sole property of the Company, and that any retention or use by Employee of confidential or proprietary or trade secret information after the termination of Employee’s employment with and services for the Company shall constitute a misappropriation of the Company’s Confidential Information.
c.Regarding trade secrets specifically: Pursuant to 18 USC § 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Note that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
9.Cooperation. Employee shall cooperate fully with the Company and with the Company’s counsel in connection with any investigation, litigation, or administrative proceeding involving the Company that relates to matters during the period of Employee’s employment by the Company. Employee shall be reimbursed by the Company for reasonable expenses incurred in connection with such cooperation, and if Employee is no longer receiving salary continuation pursuant to this agreement, Employee shall also be entitled to an agreed upon hourly or daily rate (commensurate with his annualized compensation) for any such non-incidental assistance. The Company shall reasonably endeavor to schedule any requests at times not conflicting with the reasonable requirements of any employer of Employee. Employee shall not unreasonably withhold Employee’s availability for such cooperation.
10.Successors and Binding Agreements.
a.This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitations, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.
b.This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and/or legatees.
11.Review Period and Revocation Period. Employee shall have forty-five (45) days from receipt of this Agreement within which to decide if Employee wants to sign it. Employee has seven (7) days after signing this Agreement in which to revoke Employee’s acceptance (“Revocation Period”). To revoke acceptance, Employee must inform the Company in writing to the undersigned that Employee has decided to revoke Employee’s acceptance. This Agreement will not be effective until the Revocation Period has expired with no revocation. Employee has been advised by the Company to consult an attorney prior to signing this Agreement.
Employee acknowledges that Employee has received Attachment A per the Older Workers Benefit Protection Act (“OWBPA”), which includes a list of the ages and job titles of employees who are part

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of the decisional unit and those whose positions are being eliminated due to the organizational restructure.
12.Acknowledgment. By entering into this Agreement, and in connection with Employee’s release of claims set forth above, Employee acknowledges that:
a.Employee is knowingly and voluntarily entering into this Agreement;
b.No promise or inducement has been offered to Employee except as set forth herein;
c.This Agreement has been written in understandable language, and all provisions hereof are understood by Employee; and
d.Employee acknowledges that Employee has been given the opportunity to ask questions about the Agreement and to be represented by an attorney in connection with the acceptance and signing of this Agreement.
13.Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Section 409A of the Internal Revenue Code. In the event that any provision of this Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the parties to provide the mutual rights and obligations under this Agreement, to the extent practicable; provided that, in the event it is determined not to be feasible to so reform a provision of this Agreement as it applies to a payment or benefit due to Employee or Employee’s beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.
14.Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter. This Agreement may not be modified, waived or amended unless such modification, waiver, or amendment is in writing and signed by Employee and the Company.
15.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

STONERIDGE, INC.

By: _/s/ Susan Benedict__________

Date: _March 5, 2025 ___________

                    __/s/ Salvatore Orsini____________
                    Salvatore Orsini

Date: __March 5, 2025___________

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